Exhibit 1.2

CONFIDENTIAL

January 23, 2012

Mr. Ronald Anderson

President & Chief Executive Officer

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

42 East Lancaster Avenue

Paoli, Pennsylvania 19301

Re:

Proposed Second Step Conversion -- Advisory, Administrative and Marketing Services

Dear Mr. Anderson:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Stifel Nicolaus and Malvern Federal Bancorp, Inc. (collectively with any of its successors or assigns or any new stock holding company formed to effect the second step stock offering, the “Company”) and Malvern Federal Mutual Holding Company (the “MHC”) in connection with the proposed elimination of the MHC and sale of the portion of the common stock of the Company currently held by the MHC (the “second step stock offering”).

1.

BACKGROUND ON STIFEL NICOLAUS

Stifel Nicolaus is a full service brokerage and investment banking firm established in 1890.  Stifel Nicolaus is a registered broker-dealer with the Securities and Exchange Commission (“SEC”), and is a member of the New York Stock Exchange, Inc., Financial Industry Regulatory Authority (“FINRA”), the Securities Industry and Financial Markets Association and the Securities Investor Protection Corporation.  Stifel Nicolaus has built a national reputation as a leading full service investment bank to both public and private financial institutions.

2.

SECOND STEP CONVERSION AND OFFERING

The Company has approved a Plan of Conversion and Reorganization (the “Plan”) whereby the Company and the MHC are proposing to convert from partial to full public ownership (the “Conversion”), selling shares of common stock of the Company (the “Common Stock”) in a subscription offering with any remaining shares sold in a concurrent community offering and any syndicated community offering (collectively the “Offering”).  The aggregate value of shares of Common Stock sold in the Offering will be calculated as the final independent appraisal multiplied by the majority ownership of the MHC.  Stifel Nicolaus proposes to act as conversion advisor to the Company and the MHC with respect to the Conversion and Offering and as marketing agent with respect to the Offering.  Specific terms of services shall be set forth in an agency agreement, in the case of the subscription and community offering and a syndicated community offering or, if appropriate, a public underwriting agreement (together, the “Definitive Agreement”) between Stifel

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

Nicolaus and the Company.  The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Stifel Nicolaus and the Company.

3.

SERVICES TO BE PROVIDED BY STIFEL NICOLAUS

Stifel Nicolaus will provide and coordinate certain advisory, administrative and marketing services in connection with the Offering.

a.

Advisory Services - Stifel Nicolaus will work with the Company and its counsel to evaluate financial, marketing and regulatory issues.

Our advisory services include:

-

Prepare any required FINRA filings and obtain a “no objections” letter from FINRA regarding Stifel Nicolaus’ compensation related to the Offering;

-

Advice with respect to business planning issues in preparation for a public offering;

-

Advice with respect to the choice of charter and form of organization;

-

Review and advice with respect to the Plan (e.g. sizes of benefit plan purchases; maximum purchase limits for investors);

-

Review and input with respect to the business plan to be prepared in connection with the Conversion and Offering;

-

Discussion of the appraisal process and analysis of the appraisal with the Board of Directors and management;

-

Review and discuss offering disclosure documents and any proxy materials, and assistance in obtaining all requisite regulatory approvals;

-

Developing a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

-

Working with the Company to provide specifications and assistance (including recommendations) in selecting certain other professionals that will perform functions in connection with the Conversion and Offering process.  Fees and expenses of financial printers, transfer agent and other service providers will be borne by the Company, subject to agreements between the Company and the service providers;

-

Developing a depositor proxy solicitation plan;

-

Developing a strategy for the subscription and community offering, including the location of the Stock Information Center (the “Center”);

-

Assist the company in drafting marketing materials including press releases, letters, stock order form, advertisements, and informational brochures.  If a community meeting or “road show” is anticipated, we will assist in the preparation of such presentation; and

-

After consulting with management, determine whether and when to conduct a syndicated community offering through assembling a group of selected broker/dealers

2

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

(including Stifel Nicolaus) to sell stock remaining after the community offering, on a best-effort basis.  Alternatively, consulting with management, as it relates to a firm commitment public underwriting, involving Stifel Nicolaus and other broker/dealers.

b.

Administrative Services and Stock Information Center Management – Stifel Nicolaus will manage substantially all aspects of the Offering and depositor vote processes.  The Center centralizes all data and work effort relating to the Offering.

Our administrative services include the following:

-

Providing experienced Stifel Nicolaus FINRA registered representatives to manage and supervise the Center;

-

Administering the Center.  All substantive investor related matters will be handled by employees of Stifel Nicolaus;

-

Training and supervising Center staff assisting with order processing;

-

Preparing procedures for processing stock orders and cash, and for handling requests for information;

-

Educating the Company’s directors, officers and employees about the Offering, their roles and relevant securities laws;

-

Educating branch managers and customer-contact employees on the proper response to stock purchase inquiries;

-

Preparing daily sales reports for management and ensure funds received balance to such reports;

-

Coordinating functions with the printer, transfer agent, stock certificate printer and other professionals;

-

Coordinating with the Company’s stock exchange and the Depository Trust Company to ensure a smooth closing and orderly stock trading;

-

Designing and implementing procedures for facilitating orders within IRA and Keogh accounts; and

-

Providing post-offering subscriber assistance and management of the pro-ration process, in the event orders exceed shares available in the Offering.

c.

Securities Marketing Services - Stifel Nicolaus uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, assembling a selling group of broker-dealers for a syndicated community offering.

Our securities marketing services include:

-

The Stifel Nicolaus registered representatives at the Center will seek to manage the sales function and, if applicable, will solicit orders from the prospects described above;

-

If applicable, assisting management in developing a list of potential investors who are viewed as priority prospects;

-

Responding to investment-related and other questions regarding information in the Offering disclosure documents provided to potential investors;

-

If the sales plan calls for community meetings, participating in them;

3

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

-

Continually advising management on market conditions and the customers/community’s responsiveness to the Offering;

-

In case of a best-efforts syndicated community offering, managing the selling group.  We will prepare broker “fact sheets” and arrange “road shows” for the purpose of generating interest in the stock and informing the brokerage community of the particulars of the Offering; and

-

Coordinating efforts to maximize after-market support and Company sponsorship.

4.

COMPENSATION

For its services hereunder, the Company will pay to Stifel Nicolaus the following compensation:

a.

An advisory and administrative fee of $30,000 in connection with the advisory and administrative services; the administrative and advisory fee shall be payable as follows: $15,000 upon signing this Agreement and $15,000 upon the initial filing of the Registration Statement.

b.

A fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the subscription and community offerings.   No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons (“Insiders”) and qualified and non-qualified employee benefit plans of the Company or the Insiders. “Immediate family” includes spouse, parents, siblings and children who live in the same house as the officer, director, or employee.  In no event shall the aggregate fee for Common Stock sold in the subscription and community offerings be less than $150,000.

c.

For Common Stock sold by a group of selected dealers (including Stifel Nicolaus) pursuant to a syndicated community offering solely managed by Stifel Nicolaus (the “Selling Group”), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the syndicated community offering, which fee paid to Stifel Nicolaus, along with the fee payable directly by the Company to Stifel Nicolaus and other selected dealers for their sales shall not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock sold, provided Stifel Nicolaus will endeavor to further limit the aggregate fees to be paid by the Company under any such selected dealers’ agreement to an amount competitive with gross underwriting discounts charged at such time.  In consultation with Stifel Nicolaus, the Company will determine which FINRA member firms will serve as co-managers of the Syndicated Community Offering or otherwise participate in the Selling Group and the extent of their participation.  Stifel Nicolaus will not commence sales of the Common Stock through the Selling Group without the specific prior approval of the Company.

d.

If, pursuant to a resolicitation of subscribers undertaken by the Company, Stifel Nicolaus is required to provide significant additional services, the additional compensation due will not exceed $50,000.  The payment of compensation by the Company to Stifel Nicolaus pursuant to this paragraph 4 is subject to FINRA’s review of such compensation and Stifel Nicolaus’ receipt of a “no objections” letter from FINRA relating thereto.

The above compensation, less the amount of advance payments described in subparagraph a., is to be paid to Stifel Nicolaus at the closing of the Offering.

4

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

If (i) the Plan is abandoned or terminated by the Company and the MHC; (ii) the Offering is not consummated by March 31, 2013; (iii) Stifel Nicolaus terminates this relationship because there has been a material adverse change in the financial condition or operations of the Company since September 30, 2011; or (iv) immediately prior to commencement of the Offering, Stifel Nicolaus terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the offering document or other disclosure documents or market conditions exist which might render the sale of the Common Stock inadvisable;   Stifel Nicolaus shall not be entitled to the compensation set forth in subparagraph 4.b through 4.d above, but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 8 below, Stifel Nicolaus shall be entitled to retain or be paid its $30,000 fee in subparagraph 4.a above for its advisory and administrative services.

5.

LOCK-UP PERIOD

The Company shall cause each director and officer of the Company to agree not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock during the period commencing with the execution of the Definitive Agreement and ending 90 days after completion of the Offering without Stifel Nicolaus’ prior written consent.  In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by the Company, the Company shall agree not to issue, offer to sell or sell any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock without Stifel Nicolaus’ prior written consent for a period of 90 days after completion of the Offering.

6.

MARKET MAKING

Stifel Nicolaus agrees to use its commercially reasonable efforts to maintain a market after the Offering and to solicit other broker-dealers to make a market in the Common Stock at the conclusion of the Offering.

7.

DOCUMENTS AND INFORMATION TO BE SUPPLIED

The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Company’s applications to banking and securities regulators and any related exhibits thereto.  In this regard, the Company and its counsel will prepare offering documents relating to the offering of the Common Stock in conformance with applicable rules and regulations.  As the Company’s financial advisor, Stifel Nicolaus will, in conjunction with its counsel, conduct an examination of the relevant documents and records of the Company and will make such other reasonable investigations as deemed necessary and appropriate under the circumstances.  The Company agrees to make all documents, records and other information deemed necessary by Stifel Nicolaus, or its counsel, available to them upon reasonable notice.  Stifel Nicolaus’ counsel will prepare, subject to the approval of Company’s counsel, the Definitive Agreement.

5

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

8.

EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Conversion and Offering of Common Stock including, but not limited to: appraisal and business plan preparation; the Company’s attorney fees; SEC and FINRA filing fees; “blue sky” legal fees and state filing fees; fees and expenses of service providers such as transfer agent, information/data processing agent, financial and stock certificate printers, auditors and accountants; advertising; postage; “road show” and other syndicated community offering costs; and all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary.  In the event Stifel Nicolaus incurs such expenses on behalf of the Company, the Company shall reimburse Stifel Nicolaus for such reasonable fees and expenses regardless of whether the Offering is successfully completed.

The Company also agrees to reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Stifel Nicolaus in connection with the services contemplated hereunder.   In the subscription, community and syndicated community offerings, Stifel Nicolaus will not incur legal fees and out-of-pocket expenses of counsel in excess of $110,000.  Stifel Nicolaus will not incur actual accountable reimbursable out-of-pocket expenses reasonably incurred in excess of $25,000 in the subscription and community offering and in excess of $30,000 in the syndicated community offering.  The parties acknowledge, however, that such cap may be increased by the mutual consent of the Company and Stifel Nicolaus, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering document; provided that under such circumstances, Stifel Nicolaus will not incur any additional accountable reimbursable out-of-pocket expenses in excess of $10,000 or additional reimbursable legal fees and expenses in excess of $20,000 and that the aggregate of all reimbursable expenses and legal fees shall not exceed $195,000.  Not later than two days before closing, Stifel Nicolaus will provide the Company with a detailed accounting of all reimbursable expenses of Stifel Nicolaus and its counsel to be paid at closing.

9.

BLUE SKY

To the extent required by applicable state law, Stifel Nicolaus and the Company must obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and FINRA policies.  The cost of such legal work and related state filing fees will be paid by the Company to the law firm furnishing such legal work. The Company will instruct the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Stifel Nicolaus’ participation therein and shall furnish Stifel Nicolaus a copy thereof, regarding which such counsel shall state Stifel Nicolaus may rely.

10.

INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933.  The Company also agrees to defend, indemnify and hold harmless Stifel Nicolaus and its officers, directors,

6

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorney fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Stifel Nicolaus’ own bad faith, willful misconduct or gross negligence.

11.

CONFIDENTIALITY

Except as contemplated by the terms hereof or as required by applicable law, Stifel Nicolaus shall keep confidential all material non-public information provided to it by the Company (“Confidential Information”), and shall not disclose such Confidential Information to any third party, other than such of its employees and advisors as Stifel Nicolaus determines to have a need to know.  For purposes of this Agreement, the term “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of a breach by Stifel Nicolaus of this provision; (ii) was within Stifel Nicolaus’ possession prior to its disclosure to Stifel Nicolaus by the Company; or (iii) becomes available to Stifel Nicolaus on a non-confidential basis from a source other than the Company; provided that, with respect to clauses (ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with (or other obligation of confidentiality to) the Company.  In addition, Stifel Nicolaus shall be entitled to disclose Confidential Information as required or requested pursuant to law, court order, subpoena, interrogatories, requests for information or documents in legal or regulatory proceedings, civil investigative demand or other legal, administrative or regulatory process.

12.

FINRA MATTERS

Stifel Nicolaus has an obligation to file certain documents and to make certain representations to the Financial Industry Regulatory Authority in connection with the Offering.  The Company agrees to cooperate with Stifel Nicolaus and provide such information as may be necessary for Stifel Nicolaus to comply with all FINRA requirements applicable to its participation in the Offering.  Stifel Nicolaus is and will remain through completion of the Offering a member in a good standing of the FINRA and will comply with all applicable FINRA requirements.

13.

OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent.  While Stifel Nicolaus and the Company agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between Stifel Nicolaus and the Company shall be only: (i) those set forth herein in paragraph  4 regarding payments; (ii) those set forth in paragraph 8 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 11 regarding indemnification; (iv) those set forth in paragraph 12 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

The obligation of Stifel Nicolaus to enter into the Definitive Agreement shall be subject to there being, in Stifel Nicolaus’ opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Company; (ii) satisfactory disclosure of all relevant information in the

7

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

offering disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii)  receipt of a “comfort letter” from the Company’s accountants containing no material exceptions; (iv) no market conditions exist which might render the sale of the shares by the Company hereby contemplated inadvisable; (v) agreement that the price established by the independent appraiser is reasonable in the then-prevailing market conditions, and (vi ) approval of Stifel Nicolaus’ internal Commitment Committee.

14.

 INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Company acknowledges and agrees that it is a sophisticated business enterprise and that Stifel Nicolaus has been retained pursuant to this engagement letter to act as financial advisor to the Company solely with respect to the matters set forth herein.  In such capacity, Stifel Nicolaus will act as an independent contractor, and any duties of Stifel Nicolaus arising out of this engagement pursuant to this letter shall be contractual in nature and shall be owed solely to the Company.  Each party disclaims any intention to impose any fiduciary duty on the other.

15.

 ADVERTISEMENTS

The Company agrees that, following the closing or consummation of the Offering, Stifel Nicolaus has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Offering. In addition, the Company agrees to include in any press release or public announcement announcing the Offering a reference to Stifel Nicolaus’ role as financial advisor, selling agent and book-running manager with respect to the Offering, provided that the Company will submit a copy of any such press release or public announcement to Stifel Nicolaus for its prior approval, which approval shall not be unreasonably withheld or delayed.

16.

 GOVERNING LAW

This engagement letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules.  Any dispute here under shall be brought in a court of the State of New York.

17.

 WAIVER OF TRIAL BY JURY

BOTH STIFEL NICOLAUS AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

8

Mr. Ronald Anderson

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $15,000.  We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:

/s/ Robin P. Suskind

Robin P. Suskind

Managing Director

Accepted and Agreed to This 23rd Day of January, 2012

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

BY:

Ronald Anderson

Ronald Anderson

President & Chief Executive Officer

Accepted and Agreed to This 25th Day of January, 2012

9

CONFIDENTIAL

January 23, 2012

Mr. Ronald Anderson

President & Chief Executive Officer

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

42 East Lancaster Avenue

Paoli, Pennsylvania 19301

Re: Proposed Conversion – Records Processing Services

Dear Mr. Anderson:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is pleased to submit this letter agreement setting forth the terms of the proposed engagement of Stifel Nicolaus as data processing records management agent (the “Records Agent”) for Malvern Federal Savings Bank (the “Bank”) in connection with the proposed mutual-to-stock conversion of the MHC (as defined below) (the “Conversion”) and the concurrent sale of common stock of a new stock holding company (the “Stock Company”) to be formed in connection with the Conversion representing the ownership interest in the Mid-Tier (as defined below) currently owned by the MHC (as defined below).

1.

CONVERSION AND OFFERING

Malvern Federal Mutual Holding Company (the “MHC”), Malvern Federal Bancorp, Inc. (the “Mid-Tier”) and the Bank will effect the Conversion by undergoing a series of transactions and forming the Stock Company (the MHC, the Mid-Tier, the Bank and the Stock Company are together referred to herein as the “Company”).  The common stock of the Stock Company (the “Common Stock”) will be offered for sale on a priority basis in a subscription offering with any remaining shares expected to be sold in a community offering and, if necessary, a syndicated community offering (collectively, the “Offering”).  In connection therewith, the MHC’s, the Mid-Tier’s and the Bank’s Board of Directors will adopt a plan of conversion and reorganization (the “Plan”).  Stifel Nicolaus will act as Records Agent to the Company with respect to the subscription and community offerings.  Specific terms of services shall be set forth in the Data Processing Records Management Engagement Terms (the “Terms”), which is an integral part of this letter and is incorporated herein.  In the event of any conflict between this letter and the Terms, the Terms shall control.

Pursuant to a separate engagement letter by and between Stifel Nicolaus and the MHC and the Mid-Tier, Stifel Nicolaus will serve as conversion advisor and marketing agent for the Company in connection with the Conversion and Offering.

2.

SERVICES TO BE PROVIDED BY STIFEL NICOLAUS

In connection with the subscription and community offerings, Stifel Nicolaus will serve as Records Agent.  A stock offering requires accurate and timely record keeping, processing and reporting.  We will coordinate with the Bank’s data processing contacts and applicable members of the Conversion working group.  We will also interface with and support the Stock Information Center, which will serve as the “command center” during a stock offering.  Specifically, we will provide the records processing, proxy and stock order services described below, each as needed or reasonably requested by the Bank and the Company.

Preparation

•

Provide the Bank with an account record layout format and consult with the Bank’s data processing contacts.

•

Read, edit, balance and convert the Bank’s customer account records (the “Account Records”) that are provided to Stifel Nicolaus.

•

Provide customer account totals based on the Account Records, for the Bank to balance to its internal records.

•

Identify accounts coded as “Bad Address” and “No Mail” and provide to the Bank.

•

Identify accounts that are eligible according to the Plan and consolidate like accounts in order to reduce printing costs.

•

Allocate votes according to the Plan.

•

“Household” consolidated accounts, where possible, in order to reduce printing/postage costs.

•

If the Account Records do not contain a high percentage of phone numbers, contact Telematch service bureau to locate customer phone numbers, with the Bank’s authorization.

•

Provide counsel with a list of aggregate accounts by state.

•

Provide the Stock Information Center with “Folio Views” computer record of customer account, household and vote information.

•

Provide financial printer with electronic information to imprint order forms/proxycards with name, address and codes.

•

Provide phone records for Stock Information Center personnel to use for customer proxy solicitation.

Processing and Reporting

•

Tabulate proxy votes.

•

Record stock order information and, in the event of oversubscription, allocate shares in accordance with the Plan.

•

Produce information for “unvoted” follow-up proxy calls/mailings, in selected vote range.

•

Provide the Company with up-to-date subscriber order totals.

•

Produce subscriber stock order acknowledgement letters, to be mailed.

•

Assign an individual to serve as the Inspector of Elections for the Special Meeting of Members.

•

Calculate interest/refund amounts and provide the Bank with records, for check imprinting.

•

Supply deposit account withdrawal records to the Bank.

•

Send transfer agent the new investor files for certificate preparation.

•

If requested, produce year end subscriber 1099-INT forms and electronically submit information to IRS.

2

3.

RELIANCE ON INFORMATION PROVIDED

In order to provide services effectively and efficiently, Stifel Nicolaus must be provided complete, accurate and timely record date customer account files as well as other information and responses to our inquiries.  We must be notified promptly of Plan changes or other facts that impact our duties hereunder.  Stifel Nicolaus will rely on the information provided without independently verifying same and will not assume responsibility for the completeness or accuracy of that information.

4.

COMPENSATION

For its services hereunder, the Company will pay to Stifel Nicolaus a fee of $30,000.  Additional fees may be negotiated, provided however any such fees shall not exceed $10,000, if significant additional work is required due to unexpected circumstances such as:

a.)   customer account records provided to us in a format substantially different than our requested format;

b.)   necessity to produce more than four accountholder files (three depositor eligibility dates plus a depositor “test date”), whether due to eligibility date changes, timetable changes or other circumstances requiring duplicate or additional processing;

c.)   untimely communication by the Company or its agents of material information, or untimely delivery of customer records, resulting in additional time or resources expended by Stifel Nicolaus;

d.)   processing of stock orders resulting from a resolicitation of subscribers by the Company; or

e.)   non-standard services requested by the Company.

The above compensation shall be paid as follows: an advance payment of $5,000 upon executing this letter and the balance upon the closing of the Offering.  Year-end 1099 files related to interest earned by subscribers can be prepared for an additional fee.

If the Offering is not consummated for any reason, Stifel Nicolaus shall be entitled to retain the advance payment described above and any additional fees earned hereunder through the termination date.  Additionally, Stifel Nicolaus shall be reimbursed for its reasonable out-of-pocket expenses as set forth below, incurred through the termination date.

5.

EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Conversion and the Offering.  The Company shall reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses incurred in connection with the services contemplated hereunder, regardless of whether the Offering is consummated, provided that such out-of-pocket expenses shall not exceed $5,000.  Typical expenses include, but are not limited to additional programming costs, postage, overnight delivery, telephone and travel.  Not later than two days before the Offering closing, Stifel Nicolaus will provide the Company with a detailed accounting of all reimbursable expenses of Stifel Nicolaus, to be paid at closing.

3

6.

ENTIRE AGREEMENT

This letter and the incorporated Terms reflect the entire agreement between us related to the services described herein. This agreement may be amended by a written document signed by both parties.

4

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $5,000.  We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:   /s/ Robin P. Suskind

Robin P. Suskind

Managing Director

Malvern Federal Mutual Holding Company

Malvern Federal Bancorp, Inc.

Malvern Federal Savings Bank

BY:   /s/ Ronald Anderson

Ronald Anderson

President & Chief Executive Officer

Accepted and Agreed to This 25th Day of January, 2012

5

STIFEL NICOLAUS

DATA PROCESSING RECORDS MANAGEMENT ENGAGEMENT TERMS

This document, which is integral to the Records Processing Services letter of the same date (together, the or this “Agreement”), applies to all records processing services (the “Services”) performed, unless a specific engagement letter is entered into for certain services.  The Services are to be provided by Stifel Nicolaus (the “Agent”) to Malvern Federal Savings Bank and a new stock holding company to be formed (together, the “Company”) in connection with a mutual-to-stock conversion of Malvern Federal Bancorp, Inc. and related stock offering (the “Stock Offering”) to be conducted pursuant to a Plan of Conversion and Reorganization (the “Plan”).

Section 1 - DUTIES OF STIFEL NICOLAUS

a.) The Agent hereby agrees to perform the Services set forth in this Agreement in a commercially reasonable manner, to comply with all timely, appropriate and lawful instructions received from duly authorized representatives of the Company.  The Agent makes no warranties regarding the rendering of the Services (including, without limitation, warranties of merchantability, security, accuracy, noninfringement, and fitness for a particular purpose), and no additional warranties may be implied from the terms of this Agreement.  The Company will: (i) inform all of its authorized representatives, which may include attorneys, agents and advisors, that the Agent shall act as the exclusive data processing records management agent and that they are authorized and directed to communicate with the Agent and to promptly provide the Agent with all information that is reasonably requested; (ii) cause the Agent to have adequate notice of, and permit the Agent to attend, meetings (whether in person or otherwise) where the Agent’s attendance is, in the discretion of the Agent, relevant, advisable or necessary; (iii) cause the Agent to receive, as they become available, copies of the documents relating to the Plan, the mutual-to-stock conversion and the Stock Offering, to the extent the Agent believes that such documents are necessary or appropriate for the Agent to perform the Services and (iv) cause the Agent to have adequate advance notice of any proposed changes to the Plan, the proposed Services or the Stock Offering timetable.  Failure by the Company to keep the Agent timely and adequately informed or to provide the Agent with complete and accurate necessary information on a timely basis shall excuse the Agent’s delay in the performance of its Services and may be grounds for the Agent to terminate this Agreement pursuant to Section 2 hereof.

b.) The actions to be taken by the Agent hereunder are deemed by the parties to be ministerial only and not discretionary.  The Agent, in its capacity as such, shall not be called upon at any time to give any advice regarding implementing the Plan.  The Company shall have the sole responsibility to make any and all decisions with respect to implementing the Plan, including but not limited to decisions regarding which customer bank accounts are to be included in accountholder records provided to the Agent.  The Agent may rely on records and information received and is not responsible for ensuring the completeness and accuracy of the accountholder records provided or processed.

c.) The Agent may rely upon the instructions and representations (whether oral or in writing) of the Company’s duly authorized representatives, without inquiry or investigation.  The Agent shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice or instruction (whether written or oral), or other instrument or document reasonably believed by it to be valid, genuine and sufficient in carrying out its duties hereunder.  The Agent shall not be liable or responsible, and shall be fully authorized and protected for, acting or failing to act in accordance with any oral instructions or requests.

d.) The Agent may consult with legal counsel chosen in good faith as to Agent’s obligations or performance under this Agreement, and the Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel with respect to Agent’s obligations or performance under this Agreement.

e.) The Agent expects to subcontract certain data processing functions integral to the Services with any one or more of its affiliates or with any other party.  The fees and expenses of such subcontractor shall not be billed to the Company, unless otherwise agreed to by the parties hereto in writing.  Such subcontractor shall agree to comply with the provisions of this Agreement relating to Confidentiality (Section 3), Consumer Privacy (Section 4) and Process (Section 5).

f.) Neither Stifel Nicolaus nor any of its directors, managers, officers, employees, affiliates, subsidiaries or agents nor any of their respective controlling persons, heirs, representatives, estates, successors and assigns shall be liable, directly or indirectly, for any losses, claims, judgments, damages or expenses suffered or incurred by the Company, or any person claiming through it, arising out of or relating to the Services provided, other than for, subject to Section 1 g.) below, direct damages or expenses directly related solely to the bad faith, gross negligence or willful misconduct of the Agent as finally and specifically determined by a court of competent jurisdiction.  Moreover, Stifel Nicolaus shall not be responsible nor liable for delays, errors or omissions arising from, relating to or made in connection with circumstances beyond its reasonable control, including but not limited to, acts or omissions of the Company or any of its advisors or agents, acts of governmental authorities, acts of civil commotion or riot, insurrection, acts of military authority, war or acts of war or terrorism, national emergencies, labor difficulties, fire, flood, weather-related problems, acts of God or nature, mechanical or electrical breakdown, computer problems, failure or unavailability of communications or power supply or any change in law or regulation materially affecting the Agent or the Company.

g.) The Agent shall not be liable for any action taken, suffered, or omitted by it or for any error or judgment made by it in the performance of its duties under this Agreement, except for acts or omissions directly relating solely to the Agent’s bad faith, gross negligence or willful misconduct as finally and specifically determined by a court of competent jurisdiction.  In no event shall the Agent be liable for: (i) acting in accordance with or relying upon any instruction, request, notice, demand, certificate, order or document from the Company or any authorized representative acting on its behalf or (ii) for any consequential, indirect, incidental, punitive, exemplary or special damages of any kind whatsoever (including but not limited to lost profits) even if the Agent has been advised of the possibility of such damages.  Any liability of the Agent shall be limited to the amount of fees paid to the Agent for the Services performed by the Agent pursuant to this Agreement, in accordance with Section 7 hereof.

h.) The duties, responsibilities and obligations of the Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied.  The Agent, in its capacity as such, shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto and/or any other person or entity, even though reference thereto may be made herein or therein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any person or entity other than the Company. Except as may otherwise be set forth herein, the Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of its duties hereunder.

i.) The parties hereto acknowledge that there are no third party beneficiaries to this Agreement, which is for the exclusive benefit of the parties hereto.  No other person or entity or their respective heirs, successors and assigns shall be deemed to have any legal or equitable right, remedy or claim hereto.

j.) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Agent hereunder, the Agent will provide the Company a reasonable opportunity to resolve such uncertainty or ambiguity and in the event that such uncertainty or ambiguity is unresolved the Agent may, in its sole discretion, take any action it deems appropriate or refrain from taking any action unless and until the Agent receives written instructions from the Company clarifying the ambiguity or uncertainty, and the Agent shall not be liable for acting or the failure to take any action during this period.  In the event of any disagreement between the Company and any other person or entity resulting in adverse claims and demands being made herein or affected hereby, the Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition under this Agreement, and in so doing shall be entitled to continue to refrain from acting until: (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court of competent jurisdiction or (ii) all differences shall have been settled by agreement among the adverse claimants and the Company or other persons or entities and the Agent shall have been notified in writing of such agreement signed by the Company and the adverse person(s) or entity(ies).  In the event of such disagreement, the Agent may, but need not, tender into the registry or custody of any court of competent jurisdiction all property in the Agent’s possession pursuant to the terms of this Agreement, together with such legal proceedings as the Agent deems appropriate, and thereupon the Agent shall be discharged from all further duties under this Agreement.  The filing of any such legal proceeding shall not deprive the Agent of compensation or expenses paid or payable hereunder for Services, and the Agent shall not be liable with respect to any suspension of performance, delay or otherwise as a result of the tendering of such property.  The Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Agent in any cost, expense, loss or liability unless indemnification, satisfactory to the Agent, in its sole discretion, shall be furnished by the Company. The Agent shall be indemnified for all reasonable costs (including employee time at the employee’s hourly rate determined by his annual salary) and reasonable attorneys’ fees and expenses in connection with any such action.

Section 2 - COMMENCEMENT AND TERMINATION OF AGREEMENT

This Agreement shall commence immediately upon execution hereof by all parties and shall continue in force until the consummation or termination of the Stock Offering and mutual-to-stock conversion or the termination of this Agreement.  This Agreement may only be terminated by the Company for cause due to action by the Agent constituting a material violation of applicable law or a material breach of this Agreement, which breach remains uncured for ten (10) business days after written notice of such breach is delivered by the Company to the Agent.  This Agreement may only be terminated by the Agent in the event of: one or more of the following: (i) termination of the separate agreement designating the Agent as conversion advisor and marketing agent related to the mutual-to-stock conversion and related Stock Offering; (ii) circumstances described in Section 1 j.) hereof; (iii) action by the Company constituting a material violation of applicable law or a material breach of this Agreement (including as described in Section 1 a.) hereof) or failure to pay the fees and expenses of the Agent) which breach remains uncured for ten (10) business days after written notice of breach is delivered by Stifel Nicolaus to the Company or (iv) any proceeding in bankruptcy, reorganization, rehabilitation, guaranty fund action, receivership or insolvency is commenced by or against the Company, the Company shall become insolvent, or cease paying its obligations as they become due.

Section 3 - CONFIDENTIALITY

a.) The parties hereto will: (a) hold, and will cause their respective employees, officers, directors and authorized representatives (including attorneys, advisors and agents) to hold, in strict confidence, unless compelled to disclose by judicial, regulatory or administrative process and then (i) only with written notice prior to disclosure to the disclosing party and (ii) still maintaining the confidential status of any such documents and information, all documents and information, in any medium (the “Information”), concerning the disclosing party, whether the Information is furnished to the receiving party by the disclosing party or its representatives in connection with this Agreement or the Information is received, transmitted, created, generated or otherwise processed by the receiving party based, in whole or in part, upon the Information of the disclosing party, except to the extent that such Information can be shown to have been (A) previously known by the receiving party other than through a breach of a confidentiality agreement by a third party; (B) in the public domain through no fault of the receiving party or (C) later lawfully acquired by the receiving party from other sources) (the “Confidential Information”), (b) not use such Confidential Information except for the purposes set forth herein and (c) unless prior written consent is obtained, release Confidential Information only to persons described in this Section 3 (a).  It is understood by the parties hereto that the receiving party shall be deemed to have satisfied its obligation to hold the Confidential Information confidential if it exercises the same care as it takes to preserve the confidentiality of its own similar information.

b.) The parties hereto agree to the use of facsimile, email and voicemail as means to communicate both sensitive and non-sensitive information related to the Services.

Section 4 - CONSUMER PRIVACY

a.) In connection with this Agreement, the Company will cause the Agent to be provided Information, which will include nonpublic personal data regarding customers and bank account records.  Unless required by law or unless prior written consent is obtained from the Company, the Agent will not knowingly disclose any such nonpublic personal data except to persons described in Section 3 a.), in connection with performing the Services.

b.) The Agent (or its agents) has implemented and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, to prevent unauthorized access to or use of, and to ensure the proper disposal, of nonpublic personal data regarding customers and bank accounts records.  Notwithstanding the foregoing, given the nature of electronic communications and the Internet, the Agent makes no absolute guarantees regarding the safety and security of any data transmitted over or accessible via the Internet or any other public networks.

c.) Upon consummation of the Stock Offering or termination of this Agreement, at the written request of the Company, and at its sole expense, the Agent shall use its reasonable efforts to transfer to the Company or destroy all physical or electronic Confidential Information, including nonpublic personal data regarding customers and bank account records (excluding data, software and documentation proprietary to the Agent (or its agents)) and shall not retain copies of such data and documentation; provided however, that the Agent (and its agents) may retain copies to the extent necessary, but only for as long as necessary, to comply with legal, regulatory and archival requirements.

Section 5 - PROCESS

If at any time the Agent is served with any judicial or administrative order, judgment, decree, motion, writ, or other form of judicial or administrative process which in any way affects any property of the Company, the Agent is authorized to comply therewith in any reasonable manner as it or its legal counsel of its own choosing deems appropriate; provided that the Agent shall endeavor to give notice thereof to the Company.  If the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties, or to any other person or entity, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 6 - INDEMNIFICATION

The Company hereby agrees to indemnify and hold harmless the Agent, its directors,  officers, employees, affiliates, subsidiaries, agents, and each of their controlling persons, if any (within the meaning of Section 15 of the Securities Act of 1933, as amended), or Section 20(a) of the Securities Exchange Act of 1934, as amended, and their respective heirs, representatives, successors and assigns (together, the “Agent Group”) against any loss, liability, claim or expense (“Loss”), joint or several, to which the Agent Group may become subject, under any federal or state law or regulation, at common law, in equity or otherwise, insofar as such Loss (or actions in respect thereof) arises out of or is based on or is in connection with or is related to this Agreement and the Services, except to the extent the Agent is finally found, by a court of competent jurisdiction, to have engaged in bad faith, willful misconduct or gross negligence.  The Company agrees to advance or reimburse the Agent Group (or any one or more of them) within fifteen (15) business days of a written request therefor in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action by the Agent Group (or any one or more of them).  The indemnification obligations of the Company as provided above are in addition to any liabilities that the Company may have under other agreements, under common law or otherwise.

The Agent agrees to indemnify and hold harmless the Company, their directors and officers, agents, servants and employees and each of their controlling persons, if any (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended), and their respective heirs, representatives, successors and assigns (together, the “Company Group”) against any Loss, joint or several, as to which the Company Group may become subject, under any federal or state law or regulation, at common law, in equity or otherwise, insofar as such Loss (or actions in respect thereof) arises out of or is based on or is in connection with or is related to this Agreement and the Services, except to the extent the Company is finally found, by a court of competent jurisdiction, to have engaged in bad faith, willful misconduct or gross negligence. The Agent agrees to advance or reimburse the Company Group (or any one or more of them) within fifteen (15) business days of a written request therefor in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action by the Company Group (or any one or more of them). The indemnification obligations of the Agent as provided above are in addition to any liabilities that the Company may have under other agreements, under common law or otherwise.

Section 7 - LIMIT OF LIABILITY

 The Agent will provide the Services with due care, in a timely manner, so the provisions of this section establishing a limit of liability will not apply if, as determined in a judicial proceeding, we performed our services with bad faith, gross negligence or willful misconduct. However, our engagement with you is not intended to shift risks normally borne by you to us. With respect to any services or work product or this engagement for Services in general, the liability of the Agent and its personnel shall not exceed the fees we receive for the portion of the work giving rise to liability nor include any special, consequential, incidental, or exemplary damages or loss nor any lost profits, savings, or business opportunity.  A claim by Company for a return of fees paid to the Agent by the Company for the Services performed by the Agent pursuant to this Agreement shall be the sole and exclusive remedy for any damages.  This limitation of liability is intended to apply to the full extent allowed by law, regardless of the grounds or nature of any claim asserted.

Section 8 - SURVIVAL OF OBLIGATIONS

The covenants and agreements of the parties hereto, including Sections 6 and 7 above, will remain in full force and effect and will survive the consummation of the Stock Offering and mutual-to-stock conversion or the termination of this Agreement, and the Agent Group shall be entitled to the benefit of the covenants and agreements thereafter.

Section 9 - AGREEMENT

a.) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes any other agreements, either oral or written, among the parties hereto with respect to the specific subject matter hereof, but not any engagement, underwriting, agency or other agreements among the parties pursuant to which Stifel Nicolaus is acting as the Company’s financial advisor, underwriter, placement agent, investment banker or in any similar capacity. Except for Section 1 e) of this Agreement, each party hereto acknowledges that no representation, inducement, promise or agreement, written, oral or otherwise, has been made by any party, or anyone acting on behalf of any party, which is not embodied or expressly stated herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding in relation to the Services.  The Company hereby acknowledges and agrees that: (i) Stifel Nicolaus has made full and complete disclosure to the Company of the possibility or existence of any conflict of interest resulting from Stifel Nicolaus serving as both data processing records management agent pursuant to this Agreement and as financial advisor, underwriter, placement agent, investment banker or in any similar capacity pursuant to a separate agreement and (ii) having received full disclosure thereof, the Company hereby waives any such conflict of interest and consents to Stifel Nicolaus serving in such dual capacity.

b.) This Agreement may be enforced only by the parties hereto and shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York.  Each of the parties hereto hereby submits to the personal jurisdiction of, and each agrees that all proceedings relating hereto shall be brought in, courts located within the State of New York.  Each of the parties waives the right to a trial by a jury.  To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity.  Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder.

c.) This Agreement may be executed in several counterparts, which taken together, shall constitute one and the same document. All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties to this Agreement may require.

d.) This Agreement may not be assigned by any party without the prior written consent of the other parties hereto and any purported assignment made in violation of the foregoing shall be void and have no legal effect; except that consent is not required for an assignment to a Stifel Nicolaus affiliate or successor in interest.  This Agreement may be modified only by a written amendment signed by all of the parties hereto and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of any other or subsequent breach.

e.) No implied duties or obligations shall be read into this Agreement against the Agent, and the Agent, in its capacity as such, shall not be bound by any provision of any agreement between the Company and any other person or entity other than this Agreement, and the Agent shall have no duty to inquire into, or to take into account its knowledge of, the terms and conditions of any agreement made or entered into in connection with this Agreement.

f.) Should any term or provision, or portion of such provision, of this Agreement be invalid or unenforceable, the scope thereof or the period covered thereby or otherwise, such term, provision, or portion of such provision, shall be deemed to be reduced and limited to enable Stifel Nicolaus or the Company, as applicable, to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve, to the maximum extent permissible, the intent and purposes of this Agreement.  Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

g.) The Agent, in furnishing services to the Company under this Agreement, is acting only as an independent contractor and is not a fiduciary of, nor will its entering into this Agreement give rise to fiduciary duties to, the Company.  The Agent does not undertake by this Agreement or otherwise to perform any obligation of the Company, whether regulatory, contractual, or otherwise.  The Agent has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by the Agent under this Agreement unless otherwise provided in this Agreement.  The Company understands and agrees that the Agent may perform services substantially similar to those to be performed hereunder for others, and nothing herein is intended to restrict or prohibit the Agent from performing such services for others.

h.) All media releases, public announcements and public disclosures by either party or its  agents relating to this Agreement or the subject matter of this Agreement, but not including any announcement intended solely for internal distribution at such party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved by the other party prior to the release thereof, which approval shall not be unreasonably withheld.

Section 10 - NOTICES

Except as otherwise contemplated by this Agreement, all notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement, other than in the normal course of conducting the Services, can be by certified or registered mail, personal delivery or transmitted by any standard form of telecommunication with proof of delivery addressed as follows:

 (a)

If to the Agent:

Stifel, Nicolaus & Company, Incorporated

1600 Market Street, Suite 1210

Philadelphia, PA  19103

Attn: Michelle Darcey

Telephone:  (215) 861-7158

Fax:  (215) 861-7149

With a copy to:

Stifel, Nicolaus & Company, Incorporated

18 Columbia Turnpike

Florham Park, NJ  07932

Attn: Robin P. Suskind

Telephone:  (973) 549-4036

Fax:  (973) 549-4034

If to the Company:

Malvern Federal Savings Bank

42 East Lancaster Avenue

Paoli, Pennsylvania 19301

Attn: Ronald Anderson

Telephone:  (610) 644-9400

Each party may designate by notice in writing a new address/addressee to which any notice, demand, request or communication may thereafter be provided.